Exhibit 99.1

Scripps reports third-quarter results

For immediate release
November 6, 2015

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the third quarter of 2015. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the third quarter of 2014, recast to reflect newspapers as discontinued operations.

For the quarter, the net loss from continuing operations was $24.4 million or 29 cents per share. The quarter included a non-cash goodwill and intangibles impairment charge in the digital business of $24.6 million and Journal-related transaction and acquisition integration costs of $4.2 million. These charges reduced net income by $24 million or 31 cents per share.

Since we acquired Newsy in January 2014, it has experienced slower revenue growth than the original revenue models for its website and mobile app as well as its business-to-business video news syndication business. However, the evolution of the over-the-top (OTT) television market has created a distribution platform on which Newsy is gaining significant momentum. Newsy has recently announced four new partners, including Apple TV and Comcast’s Watchable. The investment required to build for the OTT platform combined with the slower revenue growth will diminish Newsy's near-term cash flow, creating an indication of impairment of goodwill as of Sept 30. Scripps recorded a non-cash charge of $23.9 million to reduce the carrying value of Newsy’s intangible assets.

Third-Quarter Highlights

•	Revenues from continuing operations were $190 million, up $67 million from the prior-year’s reported results.

•	Retransmission revenue more than doubled in the quarter to $36.3 million.

•	We accelerated the rollout of our digital news network, Newsy, across the over-the-top television marketplace and now have agreements with seven OTT platforms, including Apple TV.

•	We acquired podcast industry leader Midroll in July for $50 million.

•	At the end of September, our cash balance totaled $81 million. Total debt was $404 million.

•	From mid-May-Nov. 1, we repurchased 683,359 shares at an average price of $19.11.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“Third-quarter performance in our core broadcast television business was aided by a comeback in automotive advertising and a leap in retransmission fees. The increase in retransmission revenue alone offset the decline in political advertising revenue in the off-cycle year.

“In our TV markets we’re setting the stage for 2016, when increases in local news ratings, a 50 percent increase in retransmission fees, and presidential election spending across an expanded footprint of potential swing states should come together for a strong performance.

“Also in the third quarter, we expanded our reach into the fast-growing over-the-top media marketplace with the accelerated rollout of our OTT video news service Newsy. This service aimed at millennial news audiences now also includes OTT distribution on Apple TV, Comcast’s Watchable, Roku, Amazon’s Fire TV, Google Chromecast, PlutoTV

and Xumo, with more to come shortly. Our expanded ambition for Newsy, changes in the marketplace, and our commitment to invest in this strategy led us to a pivot in the business model.

“On the audio side of our over-the-top strategy, we purchased Midroll, a leading podcast producer and advertising network, and then launched its subscription-based app, Howl, to strong response. Not only is Midroll a growing content play for mobile-media consumers, it’s also designed to be an alternative advertising model that largely defies ad blocking.

“While working to build value through our current and evolving businesses, we also used our strong balance sheet and cash flow to repurchase shares. We expect our overall financial position to further strengthen as we move through the presidential election year and top our four-year business cycle.”

Third-Quarter Operating Results - Continuing Operations
Operating revenues increased $67 million, or 54 percent, to $190 million, compared to the third quarter of 2014. The increase was primarily a result of the acquisition of the television and radio stations from Journal as well as increases in retransmission revenue. Revenue from acquired operations accounted for approximately $68 million of operating revenues in the quarter.

Retransmission revenues more than doubled to $36 million. Excluding the acquired stations from both periods, retransmission revenues increased $11 million to $26 million. During 2014, we renegotiated retransmission agreements covering more than one-third of cable and satellite television subscribers in our legacy markets, and our 2015 results reflect the renewal of those agreements.

Costs and expenses for segments, shared services and corporate were $167 million, up from $107 million, primarily driven by expenses from the acquired stations and higher programming fees.

Third-Quarter Operating Results - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the combined Scripps/Journal operations would have been, given the assumptions outlined in the supplemental materials and had the transaction been effective at the beginning of 2014. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Operating revenues decreased 1 percent to $190 million and include increases in retransmission revenue and 51 percent growth in digital revenues, offset by a $17 million decline in political advertising.

Costs and expenses for segments, shared services and corporate were $167 million, up from $156 million, primarily due to higher programming fees.

Third-quarter results by segment compared to prior-period adjusted combined amounts were:

Television
In the third quarter of 2015, revenue from our television group was $157 million, down $5 million. Retransmission revenues increased $12 million while political advertising revenues decreased $17 million in the off-cycle year.

Advertising revenue broken down by category was:
•Local, flat at $78.8 million
•National, down 2.5 percent to $35 million
•Political, $4.3 million in 2015 compared to $21.3 million in 2014

Retransmission revenue was up 52 percent to $36.3 million.

Total segment expenses increased 9.2 percent to $126 million, driven by increases in programming fees due to the renegotiation of the ABC affiliation agreements for 10 of our stations in December 2014 and our CBS affiliation agreement in Nashville in July.

Third-quarter segment profit in the television division was $31.7 million, compared to $47.2 million in the year-ago quarter.

Radio
Revenue and expenses of $20.4 million and $16.3 million were essentially flat with the prior period.

Segment profit in the radio division was $4.1 million in the third quarter of 2015, compared to $4.5 million in the 2014 quarter.

Digital
Digital revenues were $10.9 million, up $3.7 million from the prior period. Excluding Midroll, revenue increased 25 percent.

Expenses for the digital group were $14.5 million, an increase of $1.7 million from the prior-year period.

Segment loss in the digital division was $3.6 million in the third quarter of 2015, compared to $5.6 million in the 2014 quarter.

Looking ahead
The guidance below is in comparison to the adjusted combined results explained above and outlined beginning on page E-7.

In the fourth quarter of 2015, management expects:

•	Television revenue to be down low to mid teens. Political revenue to be about $4 million, compared to $43.9 million in the prior-year period.

•	Television expenses to increase about 10 percent, primarily due to higher programming fees.

•	Radio revenue to be down mid-single digits.

•	Radio expenses to be down low to mid-single digits.

•	Digital revenue to be up in the mid-30 percent range.

•	Digital expenses to be up nearly 30 percent.

•	Expenses for shared services and corporate to be about $11 million.

As we discussed previously, the company offered a lump-sum pension plan buyout, which concluded in October. We anticipate a non-cash charge of about $45 million in the fourth quarter of 2015.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Nov. 6 until 11:59 p.m. Nov. 20. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 370507.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, click on "investors," then "investor information", and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including podcast industry leader Midroll Media, over-the-top video news service Newsy and weather app developer WeatherSphere. Scripps also produces television shows including The List and The Now, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2015	2014	2015	2014

Operating revenues	$189,691	$123,126	$510,848	$348,126
Segment, shared services and corporate expenses	(166,780)	(107,325)	(451,650)	(316,915)
Defined benefit pension plan expense	(2,976)	(1,613)	(9,782)	(4,253)
Acquisition and related integration costs	(4,206)	(2,783)	(36,953)	(6,984)
Depreciation and amortization	(16,273)	(8,706)	(37,934)	(23,631)
Impairment of goodwill and intangibles	(24,613)	—	(24,613)	—
(Losses) gains, net on disposal of property, plant and equipment	(200)	2,979	(579)	2,931
Operating expenses	(215,048)	(117,448)	(561,511)	(348,852)
Operating (loss) income	(25,357)	5,678	(50,663)	(726)
Interest expense	(4,246)	(2,050)	(10,523)	(6,345)
Miscellaneous, net	1,061	170	12	(210)
(Loss) income from continuing operations before income taxes	(28,542)	3,798	(61,174)	(7,281)
Benefit (provision) for income taxes	4,099	(2,755)	15,661	1,308
Net (loss) income from continuing operations	(24,443)	1,043	(45,513)	(5,973)
Net (loss) income from discontinued operations, net of tax	—	(2,384)	(15,432)	785
Net loss	$(24,443)	$(1,341)	$(60,945)	$(5,188)
Net (loss) income per basic share of common stock:
(Loss) income from continuing operations	$(0.29)	$0.02	$(0.61)	$(0.10)
(Loss) income from discontinued operations	—	(0.04)	(0.21)	0.01
Net loss per basic share of common stock	$(0.29)	$(0.02)	$(0.82)	$(0.09)

Weighted average basic shares outstanding	84,107	56,469	75,213	56,200
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big four affiliated stations. We also own five Azteca America affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of national digital businesses such as Newsy, a digital video news service, and Midroll, a podcast industry leader. Our digital operations earn revenue primarily through the sale of advertising and marketing services.
Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Effective April 1, 2015, we began reporting our digital operations as a segment. We have recast the operating results for television, syndication and other, and shared services and corporate in prior periods to reflect this change.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Television	$157,437	$116,425	35.2%	$439,049	$325,511	34.9%
Radio	20,421	—		39,834	—
Digital	10,861	5,355	102.8%	25,698	16,036	60.3%
Syndication and other	972	1,346	(27.8)%	6,267	6,579	(4.7)%
Total operating revenues	$189,691	$123,126	54.1%	$510,848	$348,126	46.7%

Segment profit (loss):
Television	$31,707	$30,508		$98,357	$80,344
Radio	4,073	—		8,981	—
Digital	(3,639)	(6,206)		(13,210)	(17,477)
Syndication and other	(572)	(674)		(1,229)	(1,230)
Shared services and corporate	(8,658)	(7,827)		(33,701)	(30,426)
Defined benefit pension plan expense	(2,976)	(1,613)		(9,782)	(4,253)
Acquisition and related integration costs	(4,206)	(2,783)		(36,953)	(6,984)
Depreciation and amortization	(16,273)	(8,706)		(37,934)	(23,631)
Impairment of goodwill and intangibles	(24,613)	—		(24,613)	—
(Losses) gains, net on disposal of property, plant and equipment	(200)	2,979		(579)	2,931
Interest expense	(4,246)	(2,050)		(10,523)	(6,345)
Miscellaneous, net	1,061	170		12	(210)
(Loss) income from continuing operations before income taxes	$(28,542)	$3,798		$(61,174)	$(7,281)

Operating revenues for our television segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Local	$78,816	$55,567	41.8%	$224,848	$174,440	28.9%
National	34,964	26,629	31.3%	99,593	80,470	23.8%
Political	4,294	17,396	(75.3)%	7,015	25,339	(72.3)%
Retransmission	36,287	15,235	138.2%	100,700	40,409	149.2%
Other	3,076	1,598	92.5%	6,893	4,853	42.0%
Total operating revenues	$157,437	$116,425	35.2%	$439,049	$325,511	34.9%
Operating revenues for our radio segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Advertising	$19,465	$—		$38,106	$—
Other	956	—		1,728	—
Total operating revenues	$20,421	$—		$39,834	$—

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2015	As of December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$81,342	$158,459
Other current assets	212,931	123,694
Assets of discontinued operations - current	—	46,507
Total current assets	294,273	328,660
Investments	14,876	9,454
Property, plant and equipment	269,792	157,841
Goodwill	586,342	106,261
Other intangible assets	478,006	187,259
Deferred income taxes	—	54,612
Miscellaneous	23,921	15,743
Assets held for sale	14,500	—
Assets of discontinued operations - noncurrent	—	172,901
TOTAL ASSETS	$1,681,710	$1,032,731

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,994	$13,987
Customer deposits and unearned revenue	10,999	8,812
Current portion of long-term debt	6,792	2,000
Accrued expenses and other current liabilities	71,719	62,097
Liabilities of discontinued operations — current	—	47,642
Total current liabilities	111,504	134,538
Long-term debt (less current portion)	396,812	196,000
Other liabilities (less current portion)	280,940	169,171
Liabilities of discontinued operations - noncurrent	—	13,089
Total equity	892,454	519,933
TOTAL LIABILITIES AND EQUITY	$1,681,710	$1,032,731

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014

Numerator (for basic and diluted earnings per share)
Net (loss) income from continuing operations	$(24,443)	$1,043	$(45,513)	$(5,973)
Less income allocated to RSUs	—	—	—	—
Numerator for basic and diluted earnings per share	$(24,443)	$1,043	$(45,513)	$(5,973)
Denominator
Basic weighted-average shares outstanding	84,107	56,469	75,213	56,200
Effective of dilutive securities:
Stock options held by employees and directors	—	—	—	—
Diluted weighted-average shares outstanding	84,107	56,469	75,213	56,200

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

We are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to illustrate what the combined Scripps/Journal broadcast operations would have been had the transactions been effective at the beginning of 2013 with the new segment reporting structure, given the assumptions contained therein.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating business unit and consolidated company performance. The company therefore believes that the non-GAAP measures presented provide useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

The historical adjusted combined financial information contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of Journal’s broadcast operations had occurred on January 1, 2013. Nor is this information necessarily indicative of the future results of operations of the combined companies. The preparation of the adjusted combined financial information includes the use of estimates that may not have been accurate and assumptions that may not have been valid had the transactions occurred on January 1, 2013. However management believes them to be reasonable.

The historical adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

The historical adjusted combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual amounts to differ materially from those anticipated. See “Risk Factors” and "Cautionary Statements Regarding Forward Looking Information” included in our 2014 Annual Report on Form 10-K or as amended in subsequent filings.

The 2014 historical adjusted combined amounts reflect the historical combined results of Scripps and Journal's broadcast operations, and the television stations acquired from Granite. The newspaper operations of Scripps and Journal that were spun-off have been excluded from the historical adjusted combined amounts.

Actual and adjusted combined income from operations before income taxes

	Actual	Adjusted Combined
	Q3	Q3
(in millions)	2015	2014	Change

Operating Revenues:
Advertising	$145.0	$162.9	$(17.9)	(11.0)%
Retransmission	36.3	23.9	12.4	51.9%
Other	8.4	4.9	3.5	71.4%
Total operating revenues	189.7	191.7	(2.0)	(1.0)%

Costs and Expenses:
Employee compensation and benefits	88.3	90.7	(2.4)	(2.6)%
Programs and program licenses	36.8	27.3	9.5	34.8%
Other expenses	41.7	38.2	3.5	9.2%
Total costs and expenses, excluding pension expense	166.8	156.2	10.6	6.8%
Defined benefit pension plan expense	3.0	1.9	1.1
Total costs and expenses	169.8	158.1	11.7	7.4%

Depreciation, Amortization and (Gains)/Losses:
Depreciation	11.1	10.0	1.1
Amortization of intangible assets	5.2	4.6	0.6
Impairment of goodwill and intangibles	24.6	—	24.6
(Gains)/losses, net on disposal of property, plant and equipment	0.2	—	0.2
Net depreciation, amortization and (gains)/losses	41.1	14.6	26.5
Operating (loss) income	(21.2)	19.0	(40.2)
Interest expense	(4.2)	(4.0)	(0.2)
Miscellaneous, net	1.1	0.1	1.0
(Loss) income from operations before income taxes and transaction costs*	$(24.3)	$15.1	$(39.4)

* The 2015 quarter excludes $4.2 million of transaction costs, which we have excluded from the actual results. Earnings from operations on a GAAP basis is a loss of $28.5 million.

The 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Television segment actual and adjusted combined segment profit

	Actual	Adjusted Combined
	Q3	Q3
(in millions)	2015	2014	Change

Local	$78.8	$78.8	$—	—%
National	35.0	35.9	(0.9)	(2.5)%
Political	4.3	21.3	(17.0)	(79.8)%
Retransmission	36.3	23.9	12.4	51.9%
Other	3.1	2.4	0.7	29.2%
Total operating revenue	157.4	162.3	(4.8)	(3.0)%
Segment costs and expenses:
Employee compensation and benefits	62.5	63.3	(0.8)	(1.3)%
Programs and program licenses	31.7	22.3	9.4	42.2%
Other expenses	31.5	29.5	2.0	6.8%
Total segment costs and expenses	125.7	115.1	10.6	9.2%
Segment profit	$31.7	$47.2	$(15.4)	(32.6)%

Radio segment actual and adjusted combined segment profit

	Actual	Adjusted Combined
	Q3	Q3
(in millions)	2015	2014	Change

Total operating revenue	$20.4	$20.8	$(0.4)	(1.9)%
Segment costs and expenses:
Employee compensation and benefits	7.4	7.3	0.1	1.4%
Programs and program licenses	5.1	4.9	0.2	4.1%
Other expenses	3.9	4.1	(0.2)	(4.9)%
Total segment costs and expenses	16.3	16.3	—	—%
Segment profit	$4.1	$4.5	$(0.4)	(8.9)%

Digital segment actual and adjusted combined segment loss

	Actual	Adjusted Combined
	Q3	Q3
(in millions)	2015	2014	Change

Total operating revenue	$10.9	$7.2	3.7	51.4%
Total segment costs and expenses	14.5	12.8	1.7	13.3%
Segment loss	$(3.6)	$(5.6)	$2.0	(35.7)%

The 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and income (loss) from operations before income taxes to the adjusted combined revenue and adjusted combined income (loss) from operations before income taxes.

(in millions)	Q3 2014

The E.W. Scripps Company operating revenue, as reported	$123.1
Journal Broadcast acquisition	69.6
Other revenue adjustments, primarily retransmission revenue	(1.0)
Adjusted combined operating revenue	$191.7

(in millions)	Q3 2014

The E.W. Scripps Company income from continuing operations before income taxes, as reported	$3.8
Journal Broadcast acquisition, assumed acquisition January 1, 2013	16.2
Depreciation and amortization purchase price adjustments	(2.1)
Transaction synergies (1)	2.5
Other revenue adjustments, primarily retransmission revenue	(1.0)
Shared services and corporate adjustments (2)	(5.2)
Eliminate acquisition and integration costs incurred from the Journal transactions	2.8
Interest expense adjustments (3)	(1.9)
Adjusted combined income from continuing operations before income taxes	$15.1

(1) Adjustment reflects expected operating efficiencies in the TV division gained from the combination of Scripps and Journal

(2) Adjustment reflects corporate and shared services on a normalized run rate

(3) Adjustment reflects the additional interest expense from the incremental $200 million term loan borrowing and the Journal subordinated notes payable that was assumed by Scripps

The 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.